AURELIO RESOURCE CORPORATION APPOINTS NEW DIRECTOR

LAKEWOOD, COLORADO, (March 16, 2009) News Release #09-03

Aurelio Resource Corporation (OTCBB : AULO, Frankfurt : F3RA) is pleased to report that Maarten D. Tjaden has been appointed to the Board of Directors.

Mr. Tjaden is a Senior Investment Analyst at Diversica Financial Group B.V. (the principal shareholder of Telifonda (Cayman) Ltd.), where he is responsible for preparing research reports, financial analysis and due diligence for the metals and mining sector. Prior to joining Diversica, Mr. Tjaden was employed at GfK Marketing Services B.V. (GfK), where he was involved in market analysis, research and development of economic forecasting models concerning EU retail markets; he has also worked with the Central European Group of IDC, a global provider of market intelligence and advisory services.

Mr. Tjaden holds a Business degree from Erasmus University of Rotterdam (The Netherlands).

Mr. Tjaden replaces Stephan B. Roes, who has resigned to pursue other business opportunities. Further, Telifonda (Cayman) is required to invest an initial eight million dollars (US$8,000,000) into Bolsa Resources to complete land acquisition payments and further advance the project.

Aurelio retains a 3% Net Smelter Returns (NSR) royalty interest in the Hill Copper-Zinc Project in Arizona.

On behalf of the Board of Directors,

Dr. Fred Warnaars

Chairman

303-795-3030

800-803-1371

303-945-7270 (fax)

About the Company

Aurelio Resource Corporation holds a 3% NSR interest in the Hill (Arizona) Copper-Zinc Project, which contains an estimated resource of 63.8 million tons grading 0.56% copper-equivalent. Aurelio has also acquired the rights to explore, and an option to purchase, the Gavilanes gold porphyry deposit in Durango, Mexico.

For additional information, please visit our website (www.AurelioResource.com).

Legal Notice Regarding Forward Looking Statements

Statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions, or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward-looking statements, as they constitute predictions of what might be found to be present when and if a project is actually developed.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include: that we may not be able to reach final agreement on definitive documents required parties; misinterpretation of data; that we may not be able to keep our qualified personnel; that funds expected to be received may not be; that our estimates of mineral resources are inaccurate; uncertainties involved in the interpretation of drilling results and other tests and the estimation of resources; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most-recent Form 10-KSB/A and Form 10-Q Reports filed with the Securities and Exchange Commission.